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Exhibit 3.16

                            ARTICLES OF INCORPORATION
                                       OF
                       THE ARBORS HEALTH CARE CENTER, INC.

KNOW ALL MEN BY THESE PRESENTS:

                  That we, the undersigned, have this day associated ourselves together for the purpose of forming a corporation under and pursuant to the laws of the State of Arizona, and for that purpose hereby adopt the following Articles of Incorporation:

                                   ARTICLE I

                  The name of the corporation is THE ARBORS HEALTH CARE CENTER, INC.

                                   ARTICLE II

                  The purpose for which this corporation is organized is the transaction of any or all lawful business for which corporations may be incorporated under the laws of the State of Arizona, as they may be amended from time to time.

                                   ARTICLE III

                  The corporation initially intends to conduct the business of operating a nursing home.

                                   ARTICLE IV

                  The corporation shall have the authority to issue ONE HUNDRED THOUSAND (100,000) shares of common stock at One ($1.00) Dollar par value.

                  The capital stock of this corporation shall be paid in at such time or times, as the Board of Directors may designate, in cash, real or personal property, services, leases, options to purchase, or any other valuable rights or thing for the uses and purposes of this corporation and all shares of the capital stock when issued in exchange therefor, shall thereupon and thereby become fully paid, the same as though paid for in cash at par, and shall be nonassessable forever. The judgment of the Directors, honestly exercised as to the value of any real or personal property, services, leases, options to purchase, or any other valuable thing or right acquired in exchange for capital stock, shall be conclusive.

                                    ARTICLE V

                  The shareholders of the corporation shall have pre-emptive rights as to any new or existing classes of stock issued by the corporation.

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                                   ARTICLE VI

                  The Board of Directors of the corporation may, from time to time, cause the corporation to repurchase its own shares to the extent of the unreserved and unrestricted earned and capital surplus of the corporation.

                                   ARTICLE VII

                  Subject to limitation imposed by law, the Board of Directors of the corporation may, from time to time, distribute on a pro rata basis to its shareholders out of capital surplus of the corporation a portion of its assets, in cash or property.

                                  ARTICLE VIII

                  The affairs of the corporation shall be governed by a Board of Directors elected by the Shareholders and represented by Officers elected by the Board of Directors. Further, the corporation need have two (2) Officers and one
(1) Director. Said Director or Directors shall be elected annually by the stockholders at each year's annual meeting. Any Director or Directors shall hold office until their successors are elected and have qualified. Until the first election of a Director or Directors, and until their successors are elected and have qualified, the following named persons shall have as Directors of this corporation, to wit:

John Filkoski                               David A. Kremser
2105 Clubhouse Drive                        2105 Clubhouse Drive
Greeley, Colorado 80634                     Greeley, Colorado 80634

                                   ARTICLE IX

                  No Directors of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a Director, except for liability for any of the following:

                  a) Any breach of the directors' duty of loyalty to the corporation or its shareholders.

                  b) Acts or omissions which are not in good faith or which involve intentional misconduct or a knowing violation of law.

                  c) Authorizing the unlawful payment of a dividend or other distribution of the corporation's capital stock or the unlawful purchase of its capital stock.

                  d) Any transaction from which the Director derived an improper personal benefit.


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                  e)       A violation of Arizona Revised Statutes Section
                           10-041.

                  Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a Director of the corporation existing hereunder with respect to any act or omission occurring prior to or at the time of such repeal or modification.

                                    ARTICLE X

                  The corporation shall indemnify any person who incurs any expense by reason of the fact he or she is or was an officer, director, employee, or agent of the corporation. This indemnification shall be mandatory in all circumstances in which indemnification is permitted by law.

                                   ARTICLE XI

                  The private property of the Shareholders, Officers and Directors of the corporation shall be forever exempt from all corporate debts and liabilities of any kind whatsoever of the corporation.

                                   ARTICLE XII

                  The name and address of the initial statutory agent of the corporation is William C. Wulfers, Jr. whose address is:

                  WILLIAM C. WULFERS, JR., P.C.
                  William C. Wulfers, Jr.
                  6902 E. First Street
                  Scottsdale, Arizona 85251

                  IN WITNESS WHEREOF, we the undersigned have hereunto signed our names this 29th day of October, 1990.

             /s/                                      /s/
John Filkoski, Incorporator               David A. Kremser, Incorporator
2105 Clubhouse Drive                      2105 Clubhouse Drive
Greeley, Colorado 80634                   Greeley, Colorado 80634


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